Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CORE SCIENTIFIC, INC.

The undersigned, being the Secretary of Core Scientific, Inc. (originally incorporated under the name Power & Digital Infrastructure Acquisition Corp.) (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of the Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”), hereby certifies that:

ONE: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 29, 2020 and was subsequently amended and restated with the filing of the Amended and Restated Certificate of Incorporation on February 12, 2021, and the filing of the Second Amended and Restated Certificate of Incorporation on January 19, 2022 (the “Second Amended and Restated Certificate of Incorporation”).

TWO: On December 21, 2022, the Corporation and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

THREE: The Third Amended and Restated Certificate of Incorporation of the Corporation, attached hereto as Exhibit A, is incorporated herein by reference, and restates, integrates and further amends the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation, as previously amended or supplemented.

FOUR: The Third Amended and Restated Certificate of Incorporation has been duly adopted, pursuant to, and in accordance with, the Fourth Amended Joint Chapter 11 Plan of Core Scientific Inc. and its Affiliated Debtors (with Technical Modifications), dated January 15, 2024 [Docket No. 1749] (the “Plan”), confirmed by order, dated January 16, 2024, of the Bankruptcy Court, jointly administered under the caption “In re: CORE SCIENTIFIC, INC., et al., Debtors,” Case No. 22-90341 (CML) (the “Chapter 11 Cases”) in accordance with Sections 242, 245 and 303 of the DGCL.

FIVE: Pursuant to Section 103(d) of the DGCL, the Third Amended and Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware.

The Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on January 23, 2024.

CORE SCIENTIFIC, INC.

By:	/s/ Todd DuChene
Name:	Todd DuChene
Title:	Secretary

EXHIBIT A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CORE SCIENTIFIC, INC.

I.

The name of the corporation is Core Scientific, Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 12,000,000,000. Of such shares, 10,000,000,000, shall be shares of Common Stock, each having a par value of $0.00001 per share, and 2,000,000,000 shares shall be shares of Preferred Stock, each having a par value of $0.00001 per share. Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Certificate. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

B. The Board of Directors is hereby expressly authorized, to the fullest extent as may now or hereafter be permitted by the DGCL, by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series and to fix for each such series (i) the number of shares constituting such series and the designation of such series, (ii) the voting powers (if any), whether full or limited, of the shares of such series, (iii) the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series, and (iv) the qualifications, limitations, and restrictions thereof, and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. Without limiting the generality of the foregoing, to the fullest extent as may now or hereafter be permitted by the DGCL, the authority of the Board of Directors with respect to the Preferred Stock and any series thereof shall include, but not be limited to, determination of the following:

1. the number of shares constituting any series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding) and the distinctive designation of that series;

2. the dividend rate or rates on the shares of any series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

3. the voting rights, if any, of such series and, if the shares shall have voting rights, the number of votes per share and the terms and conditions of such voting rights;

4. whether any series shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

5. whether the shares of any series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6. whether any series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7. the rights of the shares of any series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

8.any other powers, preferences, rights, qualifications, limitations, and restrictions of any series.

The powers, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series of Preferred Stock, shares of Preferred Stock, regardless of series, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series of Preferred Stock, and the Corporation shall have the right to reissue such shares.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote.

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. CERTAIN DEFINITIONS

For purposes of this Article V, the following terms shall have the meanings specified below:

“Ad Hoc Noteholder Group” has the meaning ascribed to such term in the RSA.

“Equity Committee” has the meaning ascribed to such term in the RSA.

“RSA” means that certain Restructuring Support Agreement, dated as of November 16, 2023, by and among the Corporation and certain of its affiliates, the Consenting Creditors (as defined in the RSA), the Equity Committee, and certain members of the Equity Committee (in their capacity as members of the Equity Committee), as the same may be amended from time to time in accordance with its terms, filed at Docket No.1440 in the Chapter 11 Cases.

B. MANAGEMENT OF THE BUSINESS.

The management of the business and the conduct of the affairs of the Corporation shall be vested in the board of directors of the Corporation (the “Board of Directors”).

C. BOARD OF DIRECTORS.

1. Effective upon the effectiveness of this Third Amended and Restated Certificate of Incorporation (the “Effective Date”), the number of directors constituting the Board of Directors shall be seven (7) members, which seven (7) members shall be divided into three classes designated Class 1, Class 2 and Class 3. Class 1 shall consist of two (2) directors, Class 2 shall consist of two (2) directors, and Class 3 shall consist of three (3) directors, collectively constituting the entire Board of Directors. Class 1 shall initially consist of Adam Sullivan and Jarrod Patten, Class 2 shall initially consist of Jeff Booth and Eric Weiss, and Class 3 shall initially consist of Todd Becker, Jordan Levy and Yadin Rozov. Except as otherwise provided herein, directors shall be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting of stockholders and entitled to vote thereon. The chairperson shall be determined by the affirmative vote of a majority of the directors, without giving effect to the vote of the director selected as the new chairperson.

2. Effective upon the Effective Date, the term of office of the initial Class 1 directors shall expire at the first annual meeting of stockholders held after the Effective Date; the term of office of the initial Class 2 directors shall expire at the second annual meeting of stockholders held after the Effective Date; and the term of office of the initial Class 3 directors shall expire at the third annual meeting of stockholders held after the Effective Date. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

D. REMOVAL OF DIRECTORS.

Subject to any limitations imposed by applicable law, following the effectiveness of this Third Amended and Restated Certificate of Incorporation, any director or the entire Board of Directors may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the shares of capital stock of the Corporation entitled to vote on the election of such directors.

E. VACANCIES.

Subject to any limitations imposed by applicable law and stock exchange requirements, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors or by the sole remaining director, and not by the stockholders; provided that if any Class 3 director resigns or is removed from the Board of Directors for any reason including due to death or disability or for cause prior to the later of (a) the date of the 2027 annual meeting of stockholders and (b) the date on which no New Secured Notes (as defined in the Plan) and no New Secured Convertible Notes (as defined in the Plan) remain outstanding, any replacement for such director shall be chosen from a list of nominees provided by the Ad Hoc Noteholder Group to the Corporation on or prior to the Effective Date and, if none of the nominees on such list are available, such replacement shall be selected by a majority vote of the directors and shall be acceptable to the remaining Class 3 directors; provided further, that if any Class 2 director or the Class 1 director chosen by the Equity Committee (collectively, the “Equity Committee Directors”) resigns or is removed from the Board of Directors for any reason including due to death or disability or for cause prior to the date of the 2026 annual meeting of stockholders in the case of the Class 2 directors or the 2025 annual meeting of stockholders in the case of the Class 1 director chosen by the Equity Committee, such replacement shall be chosen from a list of nominees provided by the Equity Committee to the Corporation prior to the Effective Date and, if none of the nominees on such list are available, such replacement shall be selected by a majority vote of the directors and shall be acceptable to the remaining Equity Committee Directors. Any director elected in accordance with this paragraph shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal.

F. BYLAW AMENDMENTS.

The Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation or any provision or provisions thereof. Any adoption, amendment or repeal of the Bylaws of the Corporation or any provision or provisions thereof by the Board of Directors shall require the approval of a majority of the authorized number of directors; provided, that, for so long as the New Secured Convertible Notes, New Secured Notes, and/or Contingent Payment Obligations (as defined in the Plan) remain outstanding, any amendment or repeal of Sections 5(a) or 24(a) of the Bylaws or this Section F of Article IV or Section D of Article VIII of this Third Amended and Restated Certificate of Incorporation shall also require the vote of at least two (2) Class 2 directors and at least two (2) Class 3 directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, further, however, that, for so long as the New Secured Convertible Notes, New Secured Notes, and/or Contingent Payment Obligations remain outstanding, any amendment or repeal of Sections 5(a) or 24(a) of the Bylaws or this Section F of Article IV or Section D of Article VIII of this Third Amended and Restated Certificate of Incorporation shall also require the vote of at least two (2) Class 2 directors and at least two (2) Class 3 directors.

G. STOCKHOLDER ACTIONS.

1. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

2. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

VI.

A. The liability of each director and officer for monetary damages shall be eliminated to the fullest extent permitted under applicable law. In furtherance thereof, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of the foregoing two sentences shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, board observers, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors.

C. Any repeal or modification of this Article VI shall only be prospective and shall not adversely affect the rights or protections or increase the liability of any officer or director under this Article VI as in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (a) any derivative claim or cause of action brought on behalf of the Corporation; (b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Third Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Third Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation or remedy thereunder); (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933 Act, as amended (the “1933 Act’), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction.

B. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act.

C. If any provision or provisions of this paragraph Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

VIII.

A. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Third Amended and Restated Certificate of Incorporation.

B. The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph C and paragraph D of this Article VIII, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Third Amended and Restated Certificate of Incorporation in its present form or as hereafter amended herein are granted subject to this reservation.

C. Notwithstanding any other provisions of this Third Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Third Amended and Restated Certificate of Incorporation: the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise) Articles V, VI, VII and VIII; provided, that, for so long as the New Secured Convertible Notes, New Secured Notes, and/or Contingent Payment Obligations (as defined in the Plan) remain outstanding, the affirmative vote of at least two (2) Class 2 directors and at least two (2) Class 3 directors shall also be required to alter, amend or repeal (whether by merger, consolidation or otherwise) Articles V, VII and VIII hereof.

D. Notwithstanding any other provisions of this Third Amended and Restated Certificate of Incorporation or the Bylaws, (a) the affirmative vote of at least two (2) Class 2 and two (2) Class 3 directors shall be required for any settlement of Disputed Claims (as defined in the Plan) in Class 8A, Class 8B or Class 11 of the Plan if such settlement is in excess of $1,000,000.00, (b) the affirmative vote of at least two (2) Class 3 directors shall be required to authorize the filing of a voluntary petition under chapter 11 of title 11 of the United States Code prior to the later of (x) three (3) years from the Effective Date and (y) the date on which no New Secured Notes (as defined in the Plan) or New Secured Convertible Notes (as defined in the Plan) remain outstanding, and (c) at any time between the three (3) year anniversary of the Effective Date and the four (4) year anniversary of the Effective Date, the affirmative vote of all directors other than the director serving as Chief Executive Officer of the Corporation shall be required to authorize the filing of a voluntary petition under chapter 11 of title 11 of the United States Code.

IX.

The Corporation shall not issue nonvoting equity securities (as such term is defined in Section 101(16) of Chapter 11 of Title 11 of the Bankruptcy Code) (which shall be deemed not to include warrants or options or similar instruments to purchase equity of the Corporation or any equity security issued pursuant to the Plan (all of which constitute voting equity securities)); provided, however, the foregoing restriction shall (a) have no further force and effect beyond that required under Section 1123(a)(6) of chapter 11 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Third Amended and Restated Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.

* * * *